UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
April 4, 2007

Date of Report (Date of earliest event reported)
DIRECTED ELECTRONICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

FLORIDA	000-51664	65-0964171

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1 VIPER WAY
VISTA, CALIFORNIA
92081

(Address of Principal Executive Offices) (Zip Code)
(760) 598-6200

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
     On March 31, 2004, Omega Patents, L.L.C., or Omega, filed a claim in the United States District Court for the Middle District of Florida, OMEGA PATENTS, L.L.C. vs. FORTIN AUTO RADIO, Inc., alleging breach of a license agreement. On November 11, 2005, Omega amended its complaint to add us as a defendant in the suit, alleging patent infringement. Specifically, Omega alleged that certain of our products infringe certain Omega patents. Omega sought both an injunction and unspecified monetary damages, as well as exemplary damages, attorneys’ fees, and costs. A jury trial commenced on January 26, 2007 in which we pursued various defenses including licensing, non-infringement, and invalidity defenses. On February 12, 2007, the jury returned a verdict in favor of Omega, awarding Omega $0.6 million in damages. On April 4, 2007, the trial court enhanced the damages for a total award of $1.8 million. The trial court also awarded attorneys fees to Omega and granted a permanent injunction that prohibits us from making, using, or selling any products that infringe on the Omega patents and requires us to recall and destroy any of our infringing products that are in the inventory of our retailer customers. Our sales of these products in 2006 totaled approximately $2.9 million, or less than 1% of our 2006 net product sales.
     We are currently examining our options with respect to this litigation, including various avenues of appeal from the trial court’s decision, and do not believe that our obligations to pay damages and attorneys fees will have a material adverse effect on our business or financial condition.
     The information in this report on Form 8-K is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRECTED ELECTRONICS, INC.
Date: April 10, 2007	By:	/s/ Ronald F. Dutt
Ronald F. Dutt
Executive Vice President, Chief Financial Officer, and Treasurer